Exhibit 99.1

Date: November 24, 2015	Media Contact:
Michael Kinney
732-938-1031
mkinney@njresources.com

Investor Contacts:
Joanne Fairechio
732-378-4967
jfairechio@njresources.com
Dennis Puma
732-938-1229
dpuma@njresources.com

NEW JERSEY RESOURCES REPORTS FISCAL 2015 RESULTS;

ANNOUNCES FISCAL 2016 EARNINGS GUIDANCE

Second Year of Better-than-expected Results at NJR Energy Services

WALL, NJ – New Jersey Resources (NYSE: NJR) today reported net financial earnings (NFE) of $151.5 million, or $1.78 per share, for fiscal 2015 and announced NFE guidance for fiscal 2016.

A reconciliation of net income to NFE for the fourth quarter and fiscal years 2015 and 2014 is provided below.

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
(Thousands)	2015	2014	2015	2014
Net income (loss)	$4,197	$(24,420)	$180,960	$141,970
Add:
Consolidated unrealized (gain) loss on derivative instruments	(19,671)	(17,277)	(38,681)	28,534
Effects of economic hedging related to natural gas inventory	7,526	30,048	(8,225)	26,639
Tax adjustments	2,722	(7,789)	17,449	(20,286)
Net financial (loss) earnings	$(5,226)	$(19,438)	$151,503	$176,857

Weighted Average Shares Outstanding
Basic	85,415	84,358	85,186	84,198
Diluted (GAAP basis)	86,494	84,358	86,265	84,922
Diluted (NFE basis)	85,415	84,358	86,265	84,922

Basic earnings (loss) per share	$0.05	$(0.29)	$2.12	$1.69
Basic net financial (loss) earnings per share	$(0.06)	$(0.23)	$1.78	$2.10

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NEW JERSEY RESOURCES REPORTS FISCAL 2015 RESULTS; ANNOUNCES FISCAL 2016 EARNINGS GUIDANCE
Second Year of Better-than-expected Results at NJR Energy Services

NFE is a financial measure not calculated in accordance with generally accepted accounting principles (GAAP) of the United States as it excludes all unrealized, and certain realized, gains and losses associated with derivative instruments, net of applicable tax adjustments. For further discussion of this financial measure, as well as reconciliation to the most comparable GAAP measure, please see the explanation below under “Non-GAAP Financial Information.”

▪	NJR Reports Net Financial Earnings

For fiscal 2015, NJR reported NFE of $151.5 million, or $1.78 per share, compared with $176.9 million, or $2.10 per share, in fiscal 2014. During the fourth quarter of fiscal 2015, the company’s net financial loss was $5.2 million, compared with a net financial loss of $19.4 million in the same period last year.

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
(Thousands)	2015	2014	2015	2014
Net Financial (Loss) Earnings
New Jersey Natural Gas	$(7,665)	$(5,360)	$76,287	$74,204
NJR Energy Services	(5,360)	(10,418)	42,122	79,735
NJR Clean Energy Ventures	1,875	(7,632)	20,101	12,654
NJR Midstream	2,569	1,914	9,780	7,498
NJR Home Services and Other	3,462	2,090	3,420	2,798
Sub-total	(5,119)	(19,406)	151,710	176,889
Eliminations	(107)	(32)	(207)	(32)
Total	$(5,226)	$(19,438)	$151,503	$176,857

“Fiscal 2015 was another exemplary year, led by continued customer growth at NJR’s regulated utility, New Jersey Natural Gas, and much better-than expected results for the second year in a row at NJR Energy Services, the company’s wholesale provider of physical natural gas services. NJR Energy Services’ results, in excess of our expectations over the last two years, have contributed $94 million of NFE to support future growth,” said Laurence M. Downes, chairman and CEO of New Jersey Resources.

“On behalf of our board of directors, I would like to thank the nearly 1,000 women and men of our company who are the driving force behind all we achieve. Their commitment is a source of pride for our entire company and the reason for our continued success.”

Additionally, increased capital investments at NJR Clean Energy Ventures (NJRCEV), NJR’s non-regulated distributed power subsidiary, and improved results at NJR’s regulated natural gas midstream segment, NJR Midstream, helped drive financial results.

▪	NJR Announces Fiscal 2016 Net Financial Earnings Guidance

Subject to the risks and uncertainties identified below under “Forward-Looking Statements,” NJR expects fiscal 2016 NFE to be in a range of $1.55 to $1.65 per basic share.

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NEW JERSEY RESOURCES REPORTS FISCAL 2015 RESULTS; ANNOUNCES FISCAL 2016 EARNINGS GUIDANCE
Second Year of Better-than-expected Results at NJR Energy Services

NJR expects New Jersey Natural Gas (NJNG) to be the largest contributor to fiscal 2016 NFE, with its regulated businesses contributing 65 to 80 percent of total NFE. Assuming a return to more normal weather this year, the company expects NJR Energy Services (NJRES) to generate between 5 to 15 percent of total NFE in fiscal 2016. The following chart represents NJR’s current expected contributions from its subsidiaries:

Company	Expected Fiscal 2016 Net Financial Earnings Contribution
New Jersey Natural Gas	60 to 70 percent
NJR Midstream	5 to 10 percent
Total Regulated	65 to 80 percent
NJR Clean Energy Ventures	10 to 20 percent
NJR Energy Services	5 to 15 percent
NJR Home Services	1 to 3 percent

NJR’s average annual long-term NFE-per-share growth rate goal is 5 to 9 percent with fiscal 2013 as the base year. In addition, the company’s annual dividend growth rate goal is 6 to 8 percent and its long-term payout ratio goal is 60 to 65 percent.

▪	NJR Board of Directors Raises Dividend 6.7 Percent

On September 1, 2015, our NJR board of directors unanimously approved a 6.7 percent increase in the quarterly dividend rate to $.24 per share from $.225 per share effective October 1, 2015. The new annual dividend rate is $.96 per share. NJR has increased its dividend rate 22 times since 1995. On November 11, 2015, the board of directors unanimously declared a quarterly dividend on its common stock of $.24 per share payable on January 4, 2016 to shareowners of record on December 15, 2015. The company has paid quarterly dividends continuously since its inception in 1952.

▪	Share Repurchase Update

On a split-adjusted basis, NJR repurchased 348,200 shares of common stock under its share repurchase plan during fiscal 2015. The plan authorizes NJR to purchase its shares on the open market, or in negotiated transactions, based on market and other financial conditions. Since the plan’s inception in September 1996, NJR has repurchased 16.8 million shares at an average price of $16.05 per share. Approximately 2.7 million shares remain authorized for repurchase under the NJR share repurchase plan.

▪	Steady Growth at New Jersey Natural Gas; New Construction Increases 7.3 Percent

Fiscal 2015 NFE at NJNG were $76.3 million, compared with $74.2 million in fiscal 2014. Results were driven primarily by higher utility gross margin from customer additions, Basic Gas Supply Service (BGSS) incentive programs and regulatory initiatives, such as The SAVEGREEN Project®. For the three-month period ended September 30, 2015, NJNG reported a net financial loss of $7.7 million,

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NEW JERSEY RESOURCES REPORTS FISCAL 2015 RESULTS; ANNOUNCES FISCAL 2016 EARNINGS GUIDANCE
Second Year of Better-than-expected Results at NJR Energy Services compared with a net financial loss of $5.4 million in the same period last year. The increased loss in the quarter was primarily due to an increase in the overall state tax rate at NJNG.

“Thanks to the efforts of our team, New Jersey Natural Gas had another strong year,” continued Downes. “And, once again, our customers rated us “Highest in Customer Satisfaction with Residential Natural Gas Service in the Eastern U.S. among Large Utilities,” according to the J.D. Power and Associates 2015 Gas Utility Residential Customer Satisfaction StudySM.” In addition, in a national study, Cogent Reports™, a division of Market Strategies International, named New Jersey Natural Gas a 2015 Utility Environmental Champion and the most trusted utility in the eastern United States.”

In fiscal 2015, NJNG added 7,858 new customers, compared with 7,599 in fiscal 2014, an increase of 3.4 percent. Of these customers, 3,966 were related to new construction, compared with 3,695 in the same period last year, a 7.3 percent increase. In fiscal 2015, total new and existing customer conversions were 4,528. These new and conversion customers, in addition to those commercial customers that switched from interruptible to firm natural gas service, will contribute approximately $4.5 million annually to utility gross margin, a 2.8 percent increase over the same period last year.

NJNG projects customer additions for fiscal 2016 through 2018 of 24,000 to 27,000, representing a new customer growth rate of about 1.6 percent. For more information on utility gross margin, please see “Non-GAAP Financial Information” below.

▪	Success Continues at The SAVEGREEN Project

In fiscal 2015, The SAVEGREEN Project, NJNG’s energy-efficiency program, invested nearly $26 million in grants, incentives and the On-Bill Repayment Program (OBRP) to help make investing in high-efficiency natural gas equipment and energy-efficient upgrades more affordable for NJNG customers. The SAVEGREEN team performed 4,407 home energy audits to identify additional energy-efficiency opportunities, with an emphasis on whole-house improvements to further increase energy savings for customers. In addition, 1,977 NJNG customers took advantage of the OBRP in fiscal 2015.

Since its inception in 2009, SAVEGREEN grants, incentives and OBRP loans, totaling over $117.5 million, have helped more than 38,900 customers reduce energy consumption and lower their energy bills. This directly supports the state’s environmental goals and its mandate to reduce energy costs for residents.

In total, NJNG has the approval to invest approximately $219.3 million in SAVEGREEN grants, financial incentives and the OBRP over the life of the program, which is in place through July 31, 2017. Currently, the company is authorized to earn an overall return on its SAVEGREEN investments, ranging from 6.69 to 7.76 percent, with a return on equity (ROE) ranging from 9.75 to 10.3 percent. The recovery period varies from two to 10 years, depending on the type of energy-efficiency investment.

▪	Infrastructure Investments Update

In fiscal 2015, NJNG invested $32.8 million in its Safety Acceleration and Facilities Enhancement (SAFE) program, a planned $130 million, four-year infrastructure investment. Through SAFE, NJNG will replace 276 miles of its distribution main to further ensure the safety, reliability and resiliency of its natural gas delivery system. This will include the replacement of all of NJNG’s cast iron main and

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NEW JERSEY RESOURCES REPORTS FISCAL 2015 RESULTS; ANNOUNCES FISCAL 2016 EARNINGS GUIDANCE
Second Year of Better-than-expected Results at NJR Energy Services approximately 50 percent of its unprotected bare steel distribution main, along with the associated services. To date, NJNG has replaced approximately 220 miles of distribution main through the SAFE program. NJNG expects to complete the cast iron main replacement by the end of first-quarter fiscal 2016. SAFE investments will earn a weighted average cost of capital of 6.9 percent, including a 9.75 percent ROE.

In addition, NJNG invested $7.4 million in fiscal 2015 in its Reinvestment in System Enhancement (NJ RISE) program, a five-year, $102.5 million investment in six capital projects, designed to improve NJNG’s service disruption response and strengthen the overall safety, reliability and integrity of its natural gas distribution and transmission systems. These system enhancements are designed to help diminish the impact of future major weather events and align directly with the state’s directive for improved energy resiliency and preparedness.

NJ RISE investments through July 31, 2015 were included in a May 2015 filing before the New Jersey Board of Public Utilities (BPU), with proposed recovery through an adjustment to base rates. On October 15, 2015, the BPU approved the base rate increase for NJNG to recover $3.2 million of capital investments, effective November 1, 2015. These investments will earn a weighted average cost of capital of 6.74 percent, including a 9.75 percent ROE. Cost recovery for NJ RISE investments after July 31, 2015, as well as SAFE investments, are addressed in NJNG’s base rate case petition filed on November 13, 2015. Please see the “Rate Case Filing” segment below.

Construction continues on NJNG’s Liquefied Natural Gas (LNG) plant in Howell, New Jersey. This approximately $28 million investment will enable the company to liquefy pipeline natural gas for peak-day use, ensure system integrity and reliability and reduce LNG transportation and capacity costs. In addition, this project will benefit customers by potentially lowering BGSS costs, help the environment by reducing emissions related to the transportation of LNG and create additional value for shareowners. NJNG expects the site to be operational in spring 2016.

The Southern Reliability Link (SRL) project, a 30-mile, 30-inch transmission main to support system reliability and resiliency, representing an estimated investment of between $175 million to $180 million, continues to move forward. On June 5, 2015, NJNG filed amended petitions with the BPU seeking (1) approval to construct and operate and (2) a determination that the SRL is reasonably necessary for the service, convenience and welfare of the public, as well as to find that certain ordinances, permits and regulations have no application to the project.

▪	Customers Save 17 Percent on Annual Bills with BGSS Bill Credit; Bills Decrease 42 Percent Since October 2008

On October 27, 2015, NJNG announced it will provide BGSS bill credits totaling $76 million to its residential and small commercial customers. The bill credits will be issued beginning November 1, 2015 through February 29, 2016. A typical residential heating customer using 100 therms a month will save approximately $166, or 17 percent, on their annual bill. Since October 2008, typical residential heating customer bills have decreased over 42 percent.

NJNG’s BGSS filing represents the commodity charge passed through to customers based on the company’s cost to acquire natural gas. Any change in the BGSS rates does not represent a change in NJNG’s gross margin.

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NEW JERSEY RESOURCES REPORTS FISCAL 2015 RESULTS; ANNOUNCES FISCAL 2016 EARNINGS GUIDANCE
Second Year of Better-than-expected Results at NJR Energy Services

▪	New Jersey Natural Gas Seeks Recovery of Capital Investments Through Rate Case Filing

On November 13, 2015, NJNG filed a request with the BPU seeking an increase of approximately $148 million to its delivery rates. The petition is requesting the recovery of capital investments related to NJNG’s infrastructure investments and current operating costs. This proposed rate adjustment will help NJNG recover these costs to continue providing its customers with safe, reliable, resilient service. If approved, it would result in an overall increase of approximately 24 percent on the typical customer’s annual bill.

From 2008 through 2015, NJNG has invested approximately $806 million in its natural gas transmission and distribution system. This includes expenditures for customer growth, as well as system improvements, reinforcements, replacements and retirements. The timing of this filing is driven by this substantial capital investment in infrastructure over the past seven years, as well as the company’s agreement to file a base rate case no later than November 15, 2015 in accordance with the BPU’s Order in the matter for approval of the SAFE and NJ RISE programs.

NJNG has not filed a general request to increase delivery rates since 2007. Over that time, the company has worked hard to manage its business efficiently and effectively, employing capital and cost-control strategies that have helped avoid the need to file for a change to its delivery rates.

Under normal conditions, the BPU’s review could take up to 10 months.

▪	First Compressed Natural Gas Fueling Stations Open to the Public in Monmouth and Ocean Counties through NGV Advantage Program

In the fourth quarter of fiscal 2015, NJNG announced the opening of the first two public access compressed natural gas (CNG) fueling stations in its service territory located at the Waste Management, Inc. facility in Toms River, Ocean County and Shore Point Distributing Company, Inc., in Freehold, Monmouth County. A third CNG station at the Middletown Township Department of Public Works in Monmouth County is currently under construction. NJNG expects it to be operational in the first quarter of fiscal 2016.

“New Jersey Natural Gas is proud to work with Waste Management and Shore Point Distributing to provide New Jersey residents and businesses with 24/7 access to cleaner, cost-effective fuel options. Natural gas vehicles (NGVs) are a proven, energy-efficient alternative to gasoline and diesel-powered vehicles and today’s abundant supply of natural gas provides cost advantages for its use as a transportation fuel. This additional fueling access will help stimulate the market for NGVs in alignment with the state’s public policy goal,” continued Downes.

The construction of these three CNG fueling stations are part of NJNG’s unique pilot program, the NGV Advantage. With approval from the BPU, NJNG invested approximately $10 million to build, own and maintain the infrastructure for the three CNG fueling stations. The host companies will be required to initially use at least 20 percent of the refueling capacity and open the stations to the public on a 24/7 basis.

NJNG is authorized by the BPU to earn an overall return of 7.1 percent, including a 10.3 percent ROE on these investments.

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NEW JERSEY RESOURCES REPORTS FISCAL 2015 RESULTS; ANNOUNCES FISCAL 2016 EARNINGS GUIDANCE
Second Year of Better-than-expected Results at NJR Energy Services

▪	New Jersey Natural Gas BGSS Incentive Programs Extended; Increased Customer and Shareowner Value in Fiscal 2015

In fiscal 2015, NJNG’s gross margin-sharing BGSS incentive programs, which include off-system sales, capacity release, storage optimization and financial risk management programs, contributed $17.7 million to utility gross margin, compared with $16 million in fiscal 2014. The improved results were due primarily to an increase in value for pipeline capacity that was available for release. For the three-month period ended September 30, 2015, these incentives contributed $4.6 million to utility gross margin, compared with $5.6 million in the same period last year. The decrease was due primarily to a change in the storage incentive benchmark calculation.

NJNG shares the gross margin earned from these incentive programs with customers and shareowners, according to a gross margin-sharing formula authorized by the BPU. On October 15, 2015, the BPU approved the continuation of NJNG’s incentive programs with slight modifications. The financial risk management incentive was terminated as of November 1, 2015 and the storage incentive benchmark calculation was updated to reflect current transportation and fuel costs. Since inception in 1992, these incentive programs have saved customers over $800 million and provided shareowners with $1.25 per share in NFE, which is an average of $.05 per share annually.

▪	Second Consecutive Year of Much Better-than-expected Results at NJR Energy Services

Fiscal 2015 NFE at NJRES were $42.1 million, compared with $79.7 million in fiscal 2014. The reduction in NFE is attributable primarily to extraordinary results in fiscal 2014 that were driven by greater market volatility across the United States, which did not recur to the same magnitude in fiscal 2015. However, fiscal 2015 NFE were the third highest in NJRES’ history, resulting from better-than-expected volatility in the marketplace.

For the three-month period ended September 30, 2015, NJRES reported a net financial loss of $5.4 million, compared with a net financial loss of $10.4 million in the same period last year. These improved results are due primarily to a reduction in incentive compensation costs and the statutory state income tax rate due to changes in state apportionment factors.

“For the second consecutive year, our NJRES team identified key growth opportunities in ever-changing market conditions, achieving much better-than-anticipated results and providing additional value for our shareowners,” said Downes.

NJRES has a portfolio of storage and pipeline capacity assets that complement the changing dynamics in the natural gas industry and position the company to serve the growing market for physical natural gas services, including producer services. NJRES’ asset portfolio currently consists of approximately 40 Bcf of firm storage contracts and 1.5 Bcf/day of firm transportation contracts.

▪	NJR Clean Energy Ventures Reports Higher Earnings; Portfolio Grows to Over 147 Megawatts; Solar Residential Program Reaches 4,000 Customers

Fiscal 2015 NFE at NJRCEV were $20.1 million, compared with $12.7 million in fiscal 2014. The higher results were due primarily to increased investment tax credits (ITCs) from solar capital

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NEW JERSEY RESOURCES REPORTS FISCAL 2015 RESULTS; ANNOUNCES FISCAL 2016 EARNINGS GUIDANCE
Second Year of Better-than-expected Results at NJR Energy Services investments, increased Solar Renewable Energy Certificate (SREC) revenue and returns on its first two onshore wind investments.

For the three-month period ended September 30, 2015, NJRCEV reported NFE of $1.9 million, compared with a net financial loss of $7.6 million in the same period last year. During fiscal 2015 and 2014, NJRCEV had a minority equity interest in Own Energy, Inc., an onshore wind developer which provided NJRCEV with the option to acquire wind farms that fit its investment profile. During the fourth quarter of fiscal 2015, Own Energy was acquired by a power producer and NJRCEV realized a $3 million pre-tax gain in exchange for its ownership interest.

During fiscal 2015, NJRCEV placed into service $68.8 million of ground-mounted commercial solar systems in New Jersey, totaling 26.5 megawatts (MW), growing its commercial solar portfolio to over 82 MW. In the fourth quarter of fiscal 2015, NJRCEV placed into service a $15.5 million, 6 MW ground-mounted, grid-connected system in North Hanover, New Jersey. These capital investments support the state’s environmental and renewable energy goals, and its mandate to reduce energy costs in New Jersey.

In fiscal 2015, NJRCEV invested $25 million in The Sunlight Advantage®, the company’s residential solar lease program, adding 829 customers and growing its residential solar portfolio to over 35 MW. In October, the company reached a milestone, adding its 4,000th customer to the program. The Sunlight Advantage provides savings to eligible homeowners through both roof- and ground-mounted solar systems with no upfront installation or maintenance costs.

▪	NJR Clean Energy Ventures’ Wind Portfolio Nearly 30 MW; Alexander Wind Farm Project Nears Completion

As of the end of fiscal 2015, NJRCEV’s wind portfolio had grown to nearly 30 MW. Currently, construction continues on the company’s third onshore wind project, the Alexander Wind Farm, located in Rush County, Kansas, approximately 120 miles northwest of Wichita. NJRCEV will invest approximately $85 million to construct, own and operate the wind farm with a total capacity of 48.3 MW. Energy and renewable attributes produced at the Alexander Wind Farm will be sold under two long-term agreements. The Kansas City Board of Public Utilities has signed a 20-year power purchase agreement (PPA) for approximately 50 percent of the energy. Yahoo! Inc., the global Internet corporation headquartered in Sunnyvale, California, has signed a 15-year agreement for the additional 50 percent to offset much of its energy usage in the Great Plains region. NJRCEV expects the Alexander Wind Farm to also qualify for federal production tax credits (PTCs), which will be utilized by NJR. NJRCEV expects this project to be placed in service in the first quarter of fiscal 2016.

▪	NJR Clean Energy Ventures Long-Term Outlook

Over the next three years, NJRCEV expects a declining percentage of its NFE to come from ITCs associated with solar investments. Looking out through fiscal 2018, the company anticipates that it will benefit from higher SREC revenue and a diversified distributed power portfolio of small- to mid-sized onshore wind projects, supported by long-term PPAs and financial hedges, thereby reducing its reliance on ITCs.

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NEW JERSEY RESOURCES REPORTS FISCAL 2015 RESULTS; ANNOUNCES FISCAL 2016 EARNINGS GUIDANCE
Second Year of Better-than-expected Results at NJR Energy Services

▪	NJR Midstream Results Improve; Diversifies Portfolio

NJR Midstream reported fiscal 2015 NFE of $9.8 million, compared with $7.5 million in fiscal 2014. For the three-month period ended September 30, 2015, NFE was $2.6 million, compared with $1.9 million in the fourth quarter of fiscal 2014. The increases were due to higher revenue associated with firm services at both Steckman Ridge and Iroquois Pipeline.

NJR’s midstream segment, NJR Midstream, consists of Federal Energy Regulatory Commission (FERC)-regulated capital investments. In the fourth quarter of fiscal 2015, NJR Midstream diversified its portfolio through an exchange of its 5.53 percent equity ownership in the Iroquois Gas Transmission System, LP (IGTS) for 1.8 million common units in Dominion Midstream Partners, LP (NYSE: DM), a master limited partnership. The exchange generated a pre-tax gain of $24.6 million that will be deferred and recognized into income when and if the partnership units are sold in the future. NJR Midstream also includes a 50 percent equity ownership in Steckman Ridge, a 12 Bcf natural gas storage facility in southwestern Pennsylvania jointly owned with Spectra Energy.

In fiscal 2014, NJR announced its participation in the PennEast Pipeline and currently has a 20 percent ownership interest in the project. This 118-mile pipeline is designed to bring lower cost natural gas produced in the Marcellus Shale region to homes and businesses in Pennsylvania and New Jersey, and provide greater system reliability for local utilities. PennEast filed a formal application with FERC in the fourth quarter of fiscal 2015 and currently estimates an in-service date of fiscal 2018.

▪	NJR Home Services Update

In fiscal 2015, NFE at NJR Home Services (NJRHS), the company’s unregulated retail and appliance service subsidiary, were $2.4 million, compared with $2.5 million in fiscal 2014. NJRHS generated NFE of $2.7 million in the fourth quarter, compared with $2.3 million in the same period last year. The higher fourth quarter results were primarily driven by increases in service contract and solar revenue.

NJRHS offers customers home comfort solutions, including equipment sales and installations, solar lease and purchase plans and a service contract product line, including heating, cooling, water heating, electric and standby generator contracts. NJRHS’ service territory includes Monmouth, Ocean, Middlesex, Morris, Sussex, Warren and Hunterdon counties in New Jersey. Currently, NJRHS serves more than 116,500 service contract customers.

Webcast Information

NJR will host a live webcast to discuss its financial results today at 10 a.m. ET. A few minutes prior to the webcast, go to njresources.com and select “Investor Relations,” then scroll down to the “Events & Presentations” section and click on the webcast link.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Words such as “anticipates,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” “believes,” “should” and similar expressions may identify forward-looking information and such

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NEW JERSEY RESOURCES REPORTS FISCAL 2015 RESULTS; ANNOUNCES FISCAL 2016 EARNINGS GUIDANCE
Second Year of Better-than-expected Results at NJR Energy Services forward-looking statements are made based upon management’s current expectations and beliefs as of this date concerning future developments and their potential effect upon NJR. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on NJR will be those anticipated by management. Forward-looking information in this release includes, but is not limited to, certain statements regarding NJR’s NFE for fiscal 2015, forecasted contribution of business segments to fiscal 2016 NFE, NJR’s long-term NFE and dividend growth goals, NJR’s future dividend payout ratio, expected contribution by NJNG’s new customers to utility gross margin, expected number of new customers of NJNG, SREC revenues, estimated capital expenditures in fiscal 2016 and beyond by NJNG, including those related to SAVEGREEN, SAFE and NJ RISE, NJNG’s base rate case filing, planned compressed natural gas fueling stations, the liquefaction and SRL projects, the long-term outlook for NJRCEV, NJRCEV’s solar and wind projects and the PennEast Pipeline.

The factors that could cause actual results to differ materially from NJR’s expectations include, but are not limited to, weather and economic conditions; changes in the rate of NJNG’s customer growth; volatility of natural gas and other commodity prices; changes in rating agency requirements and/or credit ratings; the impact of volatility in the credit markets; the ability to comply with debt covenants; the impact to the asset values and resulting higher costs and funding obligations of NJR’s pension and post-employment benefit plans as a result of downturns in the financial markets, lower discount rates, revised actuarial assumptions or impacts associated with the Patient Protection and Affordable Care Act; accounting effects and other risks associated with hedging activities and use of derivatives contracts; commercial and wholesale credit risks, including the availability of creditworthy customers and counterparties and liquidity in the wholesale energy trading market; the ability to obtain governmental and regulatory approvals, land-use rights, electrical grid connection and/or financing for the construction, development and operation of NJR’s non-regulated energy investments and NJNG’s planned infrastructure projects in a timely manner; risks associated with the management of the company’s joint ventures, partnerships and investment in a master limited partnership; risks associated with our investments in renewable energy projects, including the availability of regulatory and tax incentives, the availability of viable projects and NJR’s eligibility for ITCs and PTCs, the future market for SRECs and operational risks related to projects in service; timing of qualifying for ITCs and PTCs due to delays or failures to complete planned solar and wind energy projects; the level and rate at which NJNG’s costs and expenses are incurred and the extent to which they are allowed to be recovered from customers through the regulatory process, including through the base rate case filing; access to adequate supplies of natural gas and dependence on third-party storage and transportation facilities for natural gas supply; operating risks incidental to handling, storing, transporting and providing customers with natural gas; risks related to our employee workforce; the regulatory and pricing policies of federal and state regulatory agencies; the costs of compliance with present and future environmental laws, including potential climate change-related legislation; risks related to changes in accounting standards; the disallowance of recovery of environmental-related expenditures and other regulatory changes; environmental-related and other litigation and other uncertainties; risks related to cyber-attack or failure of information technology systems; and the impact of natural disasters, terrorist activities, and other extreme events on our operations and customers. The aforementioned factors are detailed in the “Risk Factors” sections of our most recent Annual Report filed on Form 10-K with the Securities and Exchange Commission (SEC), which is available on the SEC’s website at sec.gov. Information included in this release is representative as of today only, and while NJR periodically reassesses material trends and uncertainties affecting NJR’s results of operations and financial condition in connection with its

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NEW JERSEY RESOURCES REPORTS FISCAL 2015 RESULTS; ANNOUNCES FISCAL 2016 EARNINGS GUIDANCE
Second Year of Better-than-expected Results at NJR Energy Services preparation of management’s discussion and analysis of results of operations and financial condition contained in its Quarterly and Annual Reports filed with the SEC, NJR does not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

Non-GAAP Financial Information

This press release includes the non-GAAP measures NFE (losses), financial margin and utility gross margin. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found below. As an indicator of the company’s operating performance, these measures should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP. This information has been provided pursuant to the requirements of SEC Regulation G.

NFE (losses) and financial margin exclude unrealized gains or losses on derivative instruments related to the company’s unregulated subsidiaries and certain realized gains and losses on derivative instruments related to natural gas that has been placed into storage at NJRES. Volatility associated with the change in value of these financial and physical commodity contracts is reported in the income statement in the current period. In order to manage its business, NJR views its results without the impacts of the unrealized gains and losses, and certain realized gains and losses, caused by changes in value of these financial instruments and physical commodity contracts prior to the completion of the planned transaction because it shows changes in value currently instead of when the planned transaction ultimately is settled. An annual estimated effective tax rate is calculated for NFE purposes and any necessary quarterly tax adjustment is applied to NJRCEV, as such adjustment is related to tax credits generated by NJRCEV.

NJNG’s utility gross margin represents the results of revenues less natural gas costs, sales and other taxes and regulatory rider expenses, which are key components of the company’s operations that move in relation to each other. Natural gas costs, sales and other taxes and regulatory rider expenses are passed through to customers and, therefore, have no effect on gross margin. Management uses these non-GAAP financial measures as supplemental measures to other GAAP results to provide a more complete understanding of the company’s performance. Management believes these non-GAAP measures are more reflective of the company’s business model, provide transparency to investors and enable period-to-period comparability of financial performance. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found below. For a full discussion of NJR’s non-GAAP financial measures, please see NJR’s most recent Form 10-K, Item 7 and most recent Form 10-Q, Part I, Item 2.

About New Jersey Resources

New Jersey Resources (NYSE: NJR) is a Fortune 1000 company that provides safe and reliable natural gas and clean energy services, including transportation, distribution and asset management. With annual revenues in excess of $3 billion, NJR is comprised of five primary businesses:

•	New Jersey Natural Gas is NJR’s principal subsidiary that operates and maintains over 7,000 miles of natural gas transportation and distribution infrastructure to serve over half a million customers in New Jersey’s Monmouth, Ocean and parts of Burlington, Morris and Middlesex counties.

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NEW JERSEY RESOURCES REPORTS FISCAL 2015 RESULTS; ANNOUNCES FISCAL 2016 EARNINGS GUIDANCE
Second Year of Better-than-expected Results at NJR Energy Services

•	NJR Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides physical natural gas services to its customers across North America.

•	NJR Clean Energy Ventures invests in, owns and operates solar and onshore wind projects with a total capacity of over 147 megawatts, providing residential and commercial customers with low-carbon solutions.

•	NJR Midstream serves customers from local distributors and producers to electric generators and wholesale marketers through its equity ownership in a natural gas storage facility and its stake in Dominion Midstream Partners, L.P.

•	NJR Home Services provides heating, central air conditioning, standby generators, solar and other indoor and outdoor comfort products to residential homes and businesses throughout New Jersey and serves approximately 116,500 service contract customers.

NJR and its nearly 1,000 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®.

For more information about NJR:

Visit www.njresources.com.
Follow us on Twitter @NJNaturalGas.
“Like” us on facebook.com/NewJerseyNaturalGas.
Download our free NJR investor relations app for iPad, iPhone and Android.

NJR-E

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RECONCILIATION OF NON-GAAP PERFORMANCE MEASURES

NEW JERSEY RESOURCES

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
(Thousands)	2015	2014	2015	2014
A reconciliation of Net income at NJR to Net financial earnings, is as follows:

Net income (loss)	$4,197	$(24,420)	$180,960	$141,970
Add:
Consolidated unrealized (gain) loss on derivative instruments	(19,671)	(17,277)	(38,681)	28,534
Effects of economic hedging related to natural gas inventory	7,526	30,048	(8,225)	26,639
Tax adjustments	2,722	(7,789)	17,449	(20,286)
Net financial (loss) earnings	$(5,226)	$(19,438)	$151,503	$176,857

Weighted Average Shares Outstanding
Basic	85,415	84,358	85,186	84,198
Diluted (NFE basis)	85,415	84,358	86,265	84,922

Basic net financial (loss) earnings per share	$(0.06)	$(0.23)	$1.78	$2.10

NJR ENERGY SERVICES

The following table is a computation of Financial margin at Energy Services:

Operating revenues	$326,640	$490,891	$1,934,307	$2,930,817
Less: Gas purchases	312,394	502,582	1,795,719	2,814,300
Add:
Unrealized (gain) loss on derivative instruments and related transactions	(20,420)	(17,106)	(39,408)	29,251
Effects of economic hedging related to natural gas inventory	7,526	30,048	(8,225)	26,639
Financial margin	$1,352	$1,251	$90,955	$172,407

A reconciliation of Operating income at Energy Services, the closest GAAP financial measurement, to Financial margin is as follows:

Operating income (loss)	$2,079	$(28,690)	$111,858	$72,355
Add:
Operation and maintenance expense	11,968	16,615	25,403	42,607
Depreciation and amortization	22	19	90	59
Other taxes	177	365	1,237	1,496
Subtotal – Gross margin	14,246	(11,691)	138,588	116,517
Add:
Unrealized (gain) loss on derivative instruments and related transactions	(20,420)	(17,106)	(39,408)	29,251
Effects of economic hedging related to natural gas inventory	7,526	30,048	(8,225)	26,639
Financial margin	$1,352	$1,251	$90,955	$172,407

A reconciliation of Energy Services Net income to Net financial earnings, is as follows:

Net income (loss)	$2,853	$(18,602)	$72,044	$44,394
Add:
Unrealized (gain) loss on derivative instruments and related transactions	(20,420)	(17,106)	(39,408)	29,251
Effects of economic hedging related to natural gas, net of taxes	7,526	30,048	(8,225)	26,639
Tax adjustments	4,681	(4,758)	17,711	(20,549)
Net financial (loss) earnings	$(5,360)	$(10,418)	$42,122	$79,735

NJR CLEAN ENERGY VENTURES

A reconciliation of Clean Energy Ventures Net income to Net financial earnings, is as follows:

Net income (loss)	$3,562	$(4,539)	$20,101	$12,654
Add:
Tax adjustments	(1,687)	(3,093)	—	—
Net financial earnings (loss)	$1,875	$(7,632)	$20,101	$12,654

NEW JERSEY RESOURCES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
(Thousands, except per share data)	2015	2014	2015	2014
OPERATING REVENUES
Utility	$82,233	$80,035	$781,970	$819,415
Nonutility	356,073	511,879	1,952,017	2,918,730
Total operating revenues	438,306	591,914	2,733,987	3,738,145
OPERATING EXPENSES
Gas purchases
Utility	49,847	26,085	304,953	319,897
Nonutility	290,192	500,693	1,767,841	2,807,008
Related parties	3,361	3,123	12,851	12,620
Operation and maintenance	63,318	65,889	209,453	215,180
Regulatory rider expenses	3,108	4,784	75,779	72,164
Depreciation and amortization	16,235	13,728	61,399	52,742
Energy and other taxes	5,988	6,450	53,260	57,344
Total operating expenses	432,049	620,752	2,485,536	3,536,955
OPERATING INCOME (LOSS)	6,257	(28,838)	248,451	201,190
Other income, net	4,027	(5,240)	6,545	7,551
Interest expense, net	6,716	6,355	27,721	25,463
INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF AFFILIATES	3,568	(40,433)	227,275	183,278
Income tax provision (benefit)	3,031	(13,537)	59,724	51,840
Equity in earnings of affiliates	3,660	2,476	13,409	10,532
NET INCOME (LOSS)	$4,197	$(24,420)	$180,960	$141,970

EARNINGS (LOSS) PER COMMON SHARE
Basic	$0.05	$(0.29)	$2.12	$1.69
Diluted	$0.05	$(0.29)	$2.10	$1.67

DIVIDENDS DECLARED PER COMMON SHARE	$0.240	$0.225	$0.915	$0.855

AVERAGE SHARES OUTSTANDING
Basic	85,415	84,358	85,186	84,198
Diluted	86,494	84,358	86,265	84,922

NEW JERSEY RESOURCES

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
(Thousands, except per share data)	2015	2014	2015	2014
Operating Revenues
Natural Gas Distribution	$82,233	$80,035	$781,970	$819,415
Energy Services	326,640	490,891	1,934,307	2,930,817
Clean Energy Ventures	14,349	6,568	32,513	14,575
Midstream	—	—	—	—
Home Services and Other	16,513	14,791	48,703	46,687
Sub-total	439,735	592,285	2,797,493	3,811,494
Eliminations	(1,429)	(371)	(63,506)	(73,349)
Total	$438,306	$591,914	$2,733,987	$3,738,145

Operating Income (Loss)
Natural Gas Distribution	$(6,033)	$(4,971)	$130,047	$127,429
Energy Services	2,079	(28,690)	111,858	72,355
Clean Energy Ventures	4,819	(497)	(758)	(7,673)
Midstream	(651)	(187)	(1,118)	(908)
Home Services and Other	5,464	4,121	4,335	4,810
Sub-total	5,678	(30,224)	244,364	196,013
Eliminations	579	1,386	4,087	5,177
Total	$6,257	$(28,838)	$248,451	$201,190

Equity in Earnings of Affiliates
Midstream	$4,865	$3,484	$17,487	$14,078
Eliminations	(1,205)	(1,008)	(4,078)	(3,546)
Total	$3,660	$2,476	$13,409	$10,532

Net Income (Loss)
Natural Gas Distribution	$(7,665)	$(5,360)	$76,287	$74,204
Energy Services	2,853	(18,602)	72,044	44,394
Clean Energy Ventures	3,562	(4,539)	20,101	12,654
Midstream	2,569	1,914	9,780	7,498
Home Services and Other	3,462	2,090	3,420	2,798
Sub-total	4,781	(24,497)	181,632	141,548
Eliminations	(584)	77	(672)	422
Total	$4,197	$(24,420)	$180,960	$141,970

Net Financial (Loss) Earnings
Natural Gas Distribution	$(7,665)	$(5,360)	$76,287	$74,204
Energy Services	(5,360)	(10,418)	42,122	79,735
Clean Energy Ventures	1,875	(7,632)	20,101	12,654
Midstream	2,569	1,914	9,780	7,498
Home Services and Other	3,462	2,090	3,420	2,798
Sub-total	(5,119)	(19,406)	151,710	176,889
Eliminations	(107)	(32)	(207)	(32)
Total	$(5,226)	$(19,438)	$151,503	$176,857

Throughput (Bcf)
NJNG, Core Customers	23.7	9.4	118.6	79.5
NJNG, Off System/Capacity Management	57.6	56.8	222.4	180.8
NJRES Fuel Mgmt. and Wholesale Sales	135.4	140.2	626.9	609.3
Total	216.7	206.4	967.9	869.6

Common Stock Data
Yield at September 30	3.0%	3.4%	3.0%	3.4%
Market Price
High	$30.07	$28.90	$33.73	$28.90
Low	$26.89	$24.32	$24.65	$21.27
Close at September 30	$30.03	$25.26	$30.03	$25.26
Shares Out. at September 30	85,531	84,356	85,531	84,356
Market Cap. at September 30	$2,568,509	$2,130,840	$2,568,509	$2,130,840

NATURAL GAS DISTRIBUTION

(Unaudited)	Three Months Ended September 30,		Twelve Months Ended September 30,
(Thousands, except customer & weather data)	2015	2014	2015	2014
Utility Gross Margin
Operating revenues	$82,233	$80,035	$781,970	$819,415
Less:
Gas purchases	32,459	28,570	355,779	402,552
Energy and other taxes	3,722	4,110	42,929	47,440
Regulatory rider expense	3,108	4,784	75,779	72,164
Total Utility Gross Margin	$42,944	$42,571	$307,483	$297,259

Utility Gross Margin, Operating Income and Net Income
Residential	$21,867	$20,945	$182,407	$173,879
Commercial, Industrial & Other	6,622	6,358	47,162	43,357
Firm Transportation	8,630	8,782	55,614	60,811
Total Firm Margin	37,119	36,085	285,183	278,047
Interruptible	1,198	883	4,593	3,255
Total System Margin	38,317	36,968	289,776	281,302
Off System/Capacity Management/FRM/Storage Incentive	4,627	5,603	17,707	15,957
Total Utility Gross Margin	42,944	42,571	307,483	297,259
Operation and maintenance expense	36,833	36,300	129,774	124,717
Depreciation and amortization	11,083	10,166	43,085	40,540
Other taxes not reflected in gross margin	1,061	1,076	4,577	4,573
Operating (Loss) Income	$(6,033)	$(4,971)	$130,047	$127,429

Net (Loss) Income	$(7,665)	$(5,360)	$76,287	$74,204

Throughput (Bcf)
Residential	2.8	2.8	45.9	43.1
Commercial, Industrial & Other	0.6	0.6	9.6	8.2
Firm Transportation	1.6	1.5	16.0	17.7
Total Firm Throughput	5.0	4.9	71.5	69.0
Interruptible	18.7	4.5	47.1	10.5
Total System Throughput	23.7	9.4	118.6	79.5
Off System/Capacity Management	57.6	56.8	222.4	180.8
Total Throughput	81.3	66.2	341.0	260.3

Customers
Residential	437,979	422,742	437,979	422,742
Commercial, Industrial & Other	25,541	24,684	25,541	24,684
Firm Transportation	48,673	56,777	48,673	56,777
Total Firm Customers	512,193	504,203	512,193	504,203
Interruptible	35	37	35	37
Total System Customers	512,228	504,240	512,228	504,240
Off System/Capacity Management*	24	34	24	34
Total Customers	512,252	504,274	512,252	504,274
*The number of customers represents those active during the last month of the period.
Degree Days
Actual	2	30	5,015	5,080
Normal	35	34	4,632	4,634
Percent of Normal	5.7%	88.2%	108.3%	109.6%

ENERGY SERVICES

(Unaudited)	Three Months Ended September 30,		Twelve Months Ended September 30,
(Thousands, except customer, SREC and megawatt)	2015	2014	2015	2014
Operating Income
Operating revenues	$326,640	$490,891	$1,934,307	$2,930,817
Gas purchases	312,394	502,582	1,795,719	2,814,300
Gross Margin	14,246	(11,691)	138,588	116,517
Operation and maintenance expense	11,968	16,615	25,403	42,607
Depreciation and amortization	22	19	90	59
Energy and other taxes	177	365	1,237	1,496
Operating Income (Loss)	$2,079	$(28,690)	$111,858	$72,355

Net Income (Loss)	$2,853	$(18,602)	$72,044	$44,394

Financial Margin	$1,352	$1,251	$90,955	$172,407

Net Financial (Loss) Earnings	$(5,360)	$(10,418)	$42,122	$79,735

Gas Sold and Managed (Bcf)	135.4	140.2	626.9	609.3

CLEAN ENERGY VENTURES

Operating Revenues
SREC sales	$11,192	$4,643	$22,483	$9,608
Electricity sales and other	2,141	1,160	6,329	2,479
Other	1,016	765	3,701	2,488
Total Operating Revenues	$14,349	$6,568	$32,513	$14,575

Depreciation and Amortization	$4,905	$3,326	$17,297	$11,295

Operating Income (Loss)	$4,819	$(497)	$(758)	$(7,673)

Income Tax (Provision) Benefit	$(2,218)	$3,791	$26,968	$21,937

Net Income (Loss)	$3,562	$(4,539)	$20,101	$12,654

Net Financial Earnings (Loss)	$1,875	$(7,632)	$20,101	$12,654

Solar Renewable Energy Certificates Generated	46,223	31,668	126,133	81,668

Solar Renewable Energy Certificates Sold	57,317	29,007	122,900	63,049

Solar Megawatts Installed	9.0	9.3	34.3	27.4

Solar Megawatts Under Construction	0.04	17.3	0.04	17.3

Wind Megawatts Installed	—	—	20.0	9.7

Wind Megawatts Under Construction	48.3	20.0	48.3	20.0

MIDSTREAM

Equity in Earnings of Affiliates	$4,865	$3,484	$17,487	$14,078

Operation and Maintenance Expense	$650	$185	$1,136	$860

Interest Expense	$94	$288	$717	$1,396

Net Income	$2,569	$1,914	$9,780	$7,498

HOME SERVICES AND OTHER

Operating Revenues	$16,513	$14,791	$48,703	$46,687

Operating Income	$5,464	$4,121	$4,335	$4,810

Net Income	$3,462	$2,090	$3,420	$2,798

Total Service Contract Customers at September 30	116,552	118,306	116,552	118,306